Exhibit (a)(1)

PUT RIGHT NOTICE

TO HOLDERS OF

3.25% CONVERTIBLE SENIOR NOTES DUE 2029

ISSUED BY

J2 GLOBAL, INC.

CUSIP Number: 48123V AC6

Reference is made to the Indenture, dated as of June 10, 2014 (the “Base Indenture”), between J2 Global, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2014, between the Company and the Trustee (the “Supplemental Indenture,” and the Base Indenture together with the Supplemental Indenture, the “Indenture”). Notice is hereby given pursuant to Section 13.01 of the Indenture, that, at the option of each holder (“Holder”) of the Company’s 3.25% Convertible Senior Notes due 2029 (the “Notes”), the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Right”). Holders may exercise the Put Right through 5:00 p.m., New York City time, on Monday, June 14, 2021 (the “Expiration Date”), which is the Business Day immediately preceding June 15, 2021 (the “Repurchase Date”). Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is June 15, 2021. Accordingly, the Company will pay accrued and unpaid interest on the Notes through June 14, 2021, to Holders of record on June 1, 2021 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. Unless the Company defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which a Repurchase Notice (as defined below) has been given may be exchanged only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Company purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on June 14, 2021, which is the Business Day immediately prior to the Repurchase Date, by complying with the withdrawal procedures of DTC.

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee, Paying Agent, Conversion Agent and Information Agent is

U.S. Bank National Association,

and for purposes of this Put Right Notice, the address is:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Facsimile
U.S. Bank National Association	U.S. Bank National Association	(For Eligible Institutions only):
Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402	Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402	Fax: 651-466-7367 Attn: Francisco Echenique

In Person by Hand Only:		For Information or Confirmation by:
U.S. Bank National Association		Email: cts.specfinance@usbank.com
Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402		Phone: 800-934-6802 Fax: 651-466-7367

Additional copies of this Put Right Notice may be obtained from the Paying Agent and Information Agent by calling 800-934-6802 or emailing cts.specfinance@usbank.com.

Dated: May 14, 2021

No person has been authorized to give any information or to make any representation other than those contained in this Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. The Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained in this Put Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, employees, advisors or representatives, the Trustee or the Paying Agent is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to read carefully the remainder of this Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

J2 Global, a Delaware corporation (“J2 Global”, “we”, “us”, “our”, or the “Company”), is obligated, at your option, to purchase your 3.25% Convertible Senior Notes due 2029 (“Notes”) with respect to which you validly exercise the Put Right. (Page 7)

Why is the Company offering to purchase my Notes?

The right of each holder (a “Holder”) of the Notes to sell and the obligation of the Company to purchase such Holder’s Notes pursuant to the Put Right is a term of the Notes and has been a right of Holders from the time the Notes were initially issued. We are required to repurchase the Notes of any Holder exercising the Put Right pursuant to the terms of the Notes and the Indenture (as defined below). (Page 8)

What Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of May 13, 2021, there was $402,409,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture dated as of June 10, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Trustee” or “Paying Agent”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2014, between the Company and the Trustee (the “Supplemental Indenture,” and the Base Indenture together with the Supplemental Indenture, the “Indenture”). (Page 8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date (as hereinafter defined) (the “Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. We will pay the Repurchase Price in cash. (Page 8)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is June 15, 2021. Accordingly, the Company will pay accrued and unpaid interest on the Notes through June 14, 2021, to Holders of record on June 1, 2021 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on June 15, 2021 (the “Repurchase Date”). (Page 8)

How will the Company fund the purchase of the Notes?

The Company intends to use available cash to fund the purchase of the Notes. (Page 8)

How can I determine the market value of the Notes?

There is currently a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and the market for similar securities. As of May 13, 2021, there was $402,409,000 aggregate principal amount of the Notes outstanding. As of April 30, 2021 (the most recent date for which trade information is available), the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,784 per $1,000 principal amount. (Pages 10-11)

What does the Company think of the Put Right?

The Company has not made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 8)

Has the Company announced any information relevant to my decision about whether to exercise the put right?

On April 19, 2021, we announced plans to separate into two independent publicly traded companies, J2 Global and Consensus, through a spin-off of at least 80.1% of the outstanding shares of Consensus common stock to the Company’s shareholders (the “Spin-Off”). The Company has not yet set a record date for the distribution of the shares of Consensus to the stockholders of the Company. Consensus will primarily comprise the Cloud Fax business that is currently part of the Cloud Services division of the Company. Following the proposed transaction, the Company will continue its strategy of building a leading internet platform focused on key verticals, including technology and gaming, healthcare, shopping and tools and services for small and medium businesses. The Notes will remain obligations of the Company.

The Spin-Off is subject to certain conditions, including, among others, obtaining final approval from the Company’s Board of Directors, receipt of a favorable ruling with respect to the tax-free nature of the transaction for federal income tax purposes and the effectiveness of a registration statement on Form 10.

In connection with the proposed Spin-Off, the Company currently intends to call the Notes for redemption, which may be redeemed at the option of the Company beginning June 20, 2021 on certain terms as set forth in the Indenture. When and if the Company calls the Notes for redemption, it will send a redemption notice in accordance with the terms of the Indenture. This document is not a redemption notice.

As a result of the proposed Spin-Off, Holders may surrender Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for the Spin-Off and (2) the Company’s announcement that the Spin-Off will not take place (the “Spin-Off Conversion Period”). Holders who want to convert their Notes must satisfy all the requirements with respect to submitting a notice of conversion set forth in the Indenture prior to 5:00 p.m. Eastern on the last day of the Spin-Off Conversion Period.

Holders should note that Holders may also surrender Notes for conversion pursuant to Section 12.02(a) of the Indenture during the period beginning on, and including, March 15, 2021 and ending on, but excluding June 20, 2021 (the “Common Conversion Period”). Conversions of Notes for which a Conversion Notice is submitted during the Common Conversion Period will be settled by Combination Settlement (as defined below).

Conversions of Notes for which a Conversion Notice is submitted after the Common Conversion Period may be settled by Cash Settlement (as defined below), Physical Settlement (as defined below) or Combination Settlement at the Company’s option, in accordance with Section 12.02 of the Indenture. For more information on settlement, see “—Conversion Rights of the Notes” below.

In connection with any submission of a Notice of Conversion, Holders should be aware of Section 12.02(i) of the Indenture, which provides that “The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the close of business on the last Trading Day of the relevant Conversion Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.” Accordingly in the case of Combination Settlement, between the Conversion Date and the last Trading Day of the relevant Conversion Period, a Person that has submitted a Notice of Conversion with respect to a Note is neither a Holder of such Note nor a holder of record of shares of Common Stock issuable upon conversion of such Note (pages 9-10, 15-16).

When does the Put Right expire?

Your right to exercise the Put Right expires at 5:00 p.m., New York City time, on Monday, June 14, 2021 (the “Expiration Date”), which is the Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Put Right unless required to do so by U.S. federal securities law. (Page 11)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. (Page 8)

How do I exercise the Put Right?

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Right with respect to your Notes held through DTC in the following manner:

•

If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Right and instruct such nominee to exercise the Put Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Right by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Right and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Put Right Notice. (Pages 11-14)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Put Right, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 11:59 a.m., New York City time, on Tuesday, June 15, 2021, the appropriate amount of cash required to pay the Repurchase Price for all validly surrendered Notes, and the

Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Pages 14-15)

Until what time can I withdraw my previous exercise of the Put Right?

You can withdraw your exercise of the Put Right with respect to any Notes at any time until 5:00 p.m., New York City time, on June 14, 2021, which is the Business Day immediately prior to the Repurchase Date. (Page 14)

How do I withdraw my previous exercise of the Put Right?

To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on June 14, 2021. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with the DTC withdrawal procedures, in accordance with Section 13.03 of the Indenture, deliver a written notice of withdrawal (a “Withdrawal Notice”) to the Paying Agent prior to 5:00 p.m., New York City time, on June 14, 2021 specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, (ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note that remains subject to the Put Right Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000. (Page 14)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

If I exercise my Put Right, can I still convert my Notes?

If you exercise your Put Right with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your previous exercise of the Put Right prior to 5:00 p.m., New York City time, on June 14, 2021 by complying with the procedures above. You bear the risk for untimely withdrawal. Notes properly surrendered for conversion may not be withdrawn. (Pages 9-10)

Do I need to do anything if I do not wish to exercise the Put Right?

No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 11)

If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 11)

If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the tax consequences of exercising the Put Right in your particular circumstances. (Pages 16-19)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Put Right Notice.

Who can I talk to if I have questions about the Put Right?

Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Company’s Investor Relations Department at (800)-577-1790 or investor@j2global.com.

What are my rights to convert my Notes?

You have the right to convert your Notes, in certain circumstances, for consideration with a value per $1,000 principal amount of Notes converted equal to the value of 14.7632 shares of Common Stock, subject to adjustment as provided in the Indenture (the “Conversion Rate”). You may convert your Notes into Common Stock prior to stated maturity only upon the occurrence of one of the following events or during one of the following periods:

•

at any time during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date;

•

during the 5 Business Day period immediately after any Measurement Period in which the trading price per $1,000 principal amount of Notes for each Trading Day of such Measurement Period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such Trading Day;

•

during any calendar quarter (and only during such calendar quarter) if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable Conversion Price on such Trading Day (approximately $88.06 assuming an applicable conversion price of $67.74);

•	if the Notes have been called for redemption, at any time prior to the close of business on the Business Day immediately preceding the redemption date; or

•	during specified periods upon the occurrence of specified distributions to holders of Common Stock or specified corporate transactions.

In the event that you convert your notes upon satisfaction of the applicable conditions, the Company will settle each $1,000 principal amount of Notes being converted into Common Stock by delivering shares of Common Stock or, at its option, cash or a combination of cash and shares of Common Stock.

As a result of the proposed Spin-Off, Holders may surrender Notes for conversion at any time until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for the Spin-Off and (2) the Company’s announcement that the Spin-Off will not take place. Holders who want to convert their Notes must satisfy all the requirements for submitting a notice of conversion set forth in the Indenture prior to 5:00 p.m. Eastern on the last day of the Spin-Off Conversion Period.

Holders should note that Holders may also surrender Notes for conversion pursuant to Section 12.02(a) of the Indenture during the Common Conversion Period which is the period beginning on, and including, March 15, 2021 and ending on, but excluding June 20, 2021. Conversions of Notes for which a Conversion Notice is submitted during the Common Conversion Period will be settled by Combination Settlement.

Conversions of Notes for which a Conversion Notice is submitted after the Common Conversion Period may be settled by Cash Settlement, Physical Settlement or Combination Settlement at the Company’s option, in accordance with Section 12.02 of the Indenture. For more information on settlement, see “—Conversion Rights of the Notes” below.

In connection with any submission of a Notice of Conversion, Holders should be aware of Section 12.02(i) of the Indenture, which provides that “The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the close of business on the last Trading Day of the relevant Conversion Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.” Accordingly in the case of Combination Settlement, between the Conversion Date and the last Trading Day of the relevant Conversion Period, a Person that has submitted a Notice of Conversion with respect to a Note is neither a Holder of such Note nor a holder of record of shares of Common Stock issuable upon conversion of such Note. (Pages 9-10)

What is the Conversion Price of the Notes?

The Conversion Price of the Notes is defined in the Indenture as $1,000 divided by the current conversion rate for the Notes, which is 14.7632 shares of Common Stock per $1,000 principal amount of Notes converted. As a result, the Conversion Price of the Notes is currently $67.74. Generally, if you exercise the conversion right and the market price of the Common Stock is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Common Stock of the Company into which the Notes are convertible is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “JCOM” On May 13, 2021, the closing price of the Common Stock on Nasdaq was $122.05 per share. (Pages 9-11)

Can the Company redeem the Notes?

On or after June 20, 2021, the Company may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 60 days’ and no more than 75 days’ prior notice. You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is the Business Day immediately preceding the redemption date. In connection with the proposed Spin-Off, the Company currently intends to call the Notes for redemption, which may be redeemed at the option of the Company beginning June 20, 2021 on certain terms as set forth in the Indenture. When and if the Company calls the Notes for redemption, it will send a redemption notice in accordance with the terms of the Indenture. (Page 11)

IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

1.    Information Concerning the Company. The Company is obligated to purchase the Notes upon the exercise of the Put Right.

J2 Global, Inc., together with its subsidiaries (“J2 Global”, “the Company”, “our”, “us” or “we”), is a leading provider of internet information and services. Our Digital Media business specializes in the technology, shopping, gaming, and healthcare markets, offering content, tools and services to consumers and businesses. Our Cloud Services business provides cloud-based subscription services to consumers and businesses including cloud fax, cybersecurity, privacy and marketing technology.

Our Digital Media business generates revenues from advertising and sponsorships, subscription and usage fees, performance marketing and licensing fees. Our Cloud Services business generates revenues primarily from customer subscription and usage fees.

In addition to growing our business organically, on a regular basis we acquire businesses to grow our customer bases, expand and diversify our service offerings, enhance our technologies, acquire skilled personnel and enter into new markets.

Our consolidated revenues are currently generated from three basic business models, each with different financial profiles and variability. Our Digital Media business is driven primarily by advertising revenues, has relatively higher sales and marketing expense and has seasonal strength in the fourth quarter. Our Cloud Services business is driven primarily by subscription revenues that are relatively higher margin, stable and predictable from quarter to quarter with some minor seasonal weakness in the fourth quarter. We continue to pursue additional acquisitions, which may include companies operating under business models that differ from those we operate under today. Such acquisitions could impact our consolidated profit margins and the variability of our revenues.

J2 Global was incorporated in 2014 as a Delaware corporation through the creation of a holding company structure, and our Cloud Services business, operated by our wholly owned subsidiary, J2 Cloud Services, LLC (formerly J2 Cloud Services, Inc.), and its subsidiaries, was founded in 1995. Our common stock is quoted on the Nasdaq Global Select Market under the symbol “JCOM”. Our principal executive offices are located at 700 S. Flower Street, 15th Floor, Los Angeles, California 90017 and our telephone number is (323) 860-9200.

2.    Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on June 15, 2029.

2.1    Interest. The Notes bear interest at a rate of 3.25% per year. Interest is payable semiannually in arrears on June 15 and December 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in making the payment on Notes for which the Put Right has been exercised, interest on the Notes in respect of which the Put Right has been exercised and not withdrawn will cease to accrue on the Repurchase Date.

Beginning with the six-month interest period commencing on June 15, 2021, the Company will pay contingent interest on the Notes during any six-month interest period if the trading price per $1,000 principal amount of the Notes for each of the five trading days immediately preceding the first day of such six-month period equals or exceeds $1,300. During any six-month interest period in which contingent interest is payable, the contingent interest payable per $1,000 principal amount of Notes will equal the product of (i) 0.75% per annum and (ii) the average trading price of $1,000 principal amount of Notes during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in the same manner, at the same time and upon the same terms as regular interest payable on the Notes. Any contingent interest payable on the notes will be in addition to the regular interest payable on the notes.

2.2    The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, on June 15, 2021, which is the Repurchase Date for the Put Right, the Company is obligated to purchase all Notes for which the Put Right has been exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Monday, June 14, 2021, the Expiration Date, which is the Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right do so by 5:00 p.m., New York City time, on Monday, June 14, 2021, and we do not expect to extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Company of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. You may only exercise the Put Right with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

If any Notes remain outstanding following the expiration of the Put Right, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on June 15, 2024 at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or any portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the purchase date thereof, in accordance with the terms set forth in the Indenture. Holders of the Notes also have the right to require us to repurchase the Notes upon the occurrence of a change in control (as defined in the Indenture) at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any.

2.3    Repurchase Price. The repurchase price to be paid by the Company for the Notes on the Repurchase Date is the Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is June 15, 2021. Accordingly, the Company will pay accrued and unpaid interest on the Notes through June 14, 2021 to Holders of record on June 1, 2021 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on June 14, 2021.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to exercise the Put Right.

None of the Company, its board of directors, employees, advisors or representatives, the Trustee or the Paying Agent is making representation or recommendation to any Holder as to whether or not to exercise the Put Right. Each Holder must make such Holder’s own decision whether to exercise the Put Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

2.4    Source of Funds. In the event the Put Right is exercised for any Notes, we intend to use available cash to pay the Repurchase Price for the Notes.

2.5    Conversion Rights of the Notes. Holders have the right to convert their Notes, in certain circumstances, for consideration with a value per 1,000 principal amount of Notes converted equal to the value of 14.7632 shares of Common Stock, subject to adjustment as provided in the Indenture (the “Conversion Rate”). Holders may convert their Notes into Common Stock prior to stated maturity only upon the occurrence of one of the following events or during one of the following periods:

•

at any time during either the period beginning on, and including, March 15, 2021 and ending on, but excluding, June 20, 2021 or the period beginning on, and including, March 15, 2029 and ending on, but excluding, the maturity date;

•

during the 5 Business Day period immediately after any 10 consecutive Trading Day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of Notes for each Trading Day of such Measurement Period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such Trading Day;

•

during any calendar quarter commencing after September 30, 2014 (and only during such calendar quarter) if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable Conversion Price on such Trading Day approximately $88.06 assuming an applicable conversion price of $67.74);

•	if the Notes have been called for redemption, at any time prior to the close of business on the Business Day immediately preceding the redemption date; or

•	during specified periods upon the occurrence of specified distributions to holders of Common Stock or specified corporate transactions.

Pursuant to Section 12.01(b)(ii)(B) of the Indenture, as a result of the proposed Spin-Off, Holders may surrender Notes for conversion at any time during the Spin-Off Conversion Period until the earlier of (1) the close of business on the Business Day immediately preceding the Ex-Dividend Date for the Spin-Off and (2) the Company’s announcement that the Spin-Off will not take place. Holders who want to convert their Notes must satisfy all the requirements set forth in Section 12.02 of the Indenture prior to 5:00 p.m. Eastern on the last day of the Spin-Off Conversion Period.

Holders should note that Holders may also surrender Notes for conversion pursuant to Section 12.02(a) of the Indenture during the Common Conversion Period which is the period beginning on, and including, March 15, 2021 and ending on, but excluding June 20, 2021. Conversions of Notes for which a Conversion Notice is submitted during the Common Conversion Period will be settled by Combination Settlement.

Conversions of Notes for which a Conversion Notice is submitted after the Common Conversion Period may be settled by Cash Settlement, Physical Settlement or Combination Settlement at the Company’s option, in accordance with Section 12.02 of the Indenture.

In connection with any submission of a Notice of Conversion, Holders should be aware of Section 12.02(i) of the Indenture, which provides that “The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the close of business on the last Trading Day of the relevant Conversion Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.” Accordingly in the case of Combination Settlement, between the Conversion Date and the last Trading Day of the relevant Conversion Period, a Person that has submitted a Notice of Conversion with respect to a Note is neither a Holder of such Note nor a holder of record of shares of Common Stock issuable upon conversion of such Note.

If you exercise your Put Right with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your previous exercise of the Put Right prior to 5:00 p.m., New York City time, on June 14, 2021 by following the procedures described in Section 4 below. You bear the risk for untimely withdrawal. Notes properly surrendered for conversion may not be withdrawn.

In the event that you convert your notes upon satisfaction of the applicable conditions, the Company will settle each $1,000 principal amount of Notes being converted into Common Stock by delivering shares of Common Stock or, at its option, cash or a combination of cash and shares of Common Stock, as follows:

(1)    Share Settlement. If the Company elects to satisfy the entire conversion obligation in shares of Common Stock, then it will deliver, on the third Trading Day following the conversion date, a number of shares of Common Stock equal to the applicable Conversion Rate in effect on the conversion date.

(2)    Cash Settlement. If the Company elects to satisfy the entire conversion obligation in cash, then it will deliver, on the third Business Day immediately following the last Trading Day of the relevant Conversion Period, cash in an amount equal to the sum of the daily conversion values for each of the 30 consecutive Trading Days during the relevant Conversion Period.

(3)    Combined Settlement. If the Company elects to satisfy a portion of the conversion obligation in cash (the “Partial Cash Amount”) and a portion in shares of Common Stock, then it will pay or deliver, on the third Business Day immediately following the last Trading Day of the relevant Conversion Period, for each trading day in the relevant Conversion Period, (a) cash in an amount equal to the lesser of (i) such Partial Cash Amount divided by 30 (the “Daily Measurement Value”) and (ii) the Daily Conversion Value on such Trading Day; and (b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

The Company will deliver cash in lieu of any fractional common shares issuable in connection with payment of the shares based upon the closing sale price of the shares of Common Stock on the last day of the relevant Conversion Period (or, in the case of share settlement only, on the conversion date).

The “Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the relevant Conversion Period, one-thirtieth (1/30th) of the product of (a) the Conversion Rate and (b) the Daily VWAP for such Trading Day.

The “Daily VWAP” for the common shares means, for each of the 30 consecutive Trading Days during the relevant Conversion Period, the per share volume-weighted average price of the Common Stock on the Nasdaq Global Select Market as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page ”JCOM.UQ <equity> AQR” in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company).

The “Conversion Period” means (i) for Notes that are converted between March 15, 2021 and June 18, 2021, the 30 consecutive Trading Days commencing on the 32nd scheduled Trading Day immediately preceding June 20, 2021, (ii) for Notes that are converted between March 15, 2029 and the business day immediately preceding the maturity date of the Notes, the 30 consecutive Trading Days commencing on the 32nd scheduled Trading Day immediately preceding the maturity date, (iii) for Notes that are converted in connection with the Company’s call for redemption, the 30 consecutive Trading Days commencing on the 32nd scheduled Trading Day immediately preceding such date of redemption and (iv) in all other cases, the 30 consecutive Trading Day period commencing on the second Trading Day following the conversion date.

2.6    Market for the Notes and the Company’s Common Stock. There is currently a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Common Stock and the market for similar securities. As of May 13, 2021, there was $402,409,000 aggregate principal amount of the Notes outstanding. As of April 30, 2021 (the most recent date for which trade information is available), the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,784 per $1,000 principal amount.

The Company’s Common Stock, into which the Notes are convertible, are quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “JCOM”. The following table shows, for the periods indicated, the high and low sales prices of the Common Stock, as reported on Nasdaq:

	Price Per Share of Company Common Stock
	High	Low
Fiscal Year ended December 31, 2019
First Quarter	$87.16	$66.88
Second Quarter	$90.99	$81.89
Third Quarter	$92.28	$79.33
Fourth Quarter	$100.87	$87.69
Fiscal Year ended December 31, 2020
First Quarter	$104.57	$58.00
Second Quarter	$83.48	$63.02
Third Quarter	$76.03	$53.25
Fourth Quarter	$102.47	$66.85
Fiscal Year ending December 31, 2021
First Quarter	$124.82	$93.78
Second Quarter (through May 13, 2021)	$125.00	$115.61

On May 13, 2021, the closing price of the Common Stock on Nasdaq was $122.05 per share. As of May 13, 2021, there were 45,142,753 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to exercise the Put Right.

2.7    Redemption. On or after June 20, 2021, the Company may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 60 days’ and no more than 75 days’ prior notice. Holders may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is the Business Day immediately preceding the redemption date.

2.8    Ranking. The Notes are senior unsecured obligations of the Company and rank (a) senior in right of payment to any of the future indebtedness of the Company that is expressly subordinated in right of payment to the Notes, (b) equal in right of payment to the existing and future unsecured indebtedness of the Company that is not so subordinated, (c) effectively junior in right of payment to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and (d) structurally junior to all existing and future indebtedness (including trade payables) incurred by the subsidiaries of the Company.

3.    Procedures to be Followed by Holders Electing to Exercise the Put Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they exercise the Put Right by surrendering their Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on June 14, 2021 (the “Expiration Date”) and do not withdraw the Notes prior to 5:00 p.m., New York City time, on June 14, 2021. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1    Method of Delivery. The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2    Agreement to be Bound by the Terms of the Put Right. By exercising the Put Right with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Put Right Notice;

•	you agree to all of the terms of this Put Right Notice;

•	you have received this Put Right Notice and the Company has provided notice as required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Put Right Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on June 14, 2021, and not withdrawn prior to 5:00 p.m., New York City time, on June 14, 2021 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Put Right Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on June 14, 2021; and

•

all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3    Exercise of Put Right; Delivery of Notes

Notes Held Through a Custodian. If you wish to exercise the Put Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Right with respect to any of your Notes, you must:

•	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Right, including those set forth above under 3.2, “Agreement to be Bound by the Terms of the Put Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to which the Put Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.    Right of Withdrawal. You may withdraw your previous exercise of the Put Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on June 14, 2021, which is the Business Day immediately prior to the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on June 14, 2021. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on June 14, 2021.

In the event that, after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, in accordance with Section 13.03 of the Indenture, deliver a written notice of withdrawal (a “Withdrawal Notice”) to the Paying Agent prior to 5:00 p.m., New York City time, on June 14, 2021 specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, (ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note that remains subject to the Put Right Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Holders are advised that if they timely surrendered Notes for purchase under the Put Right, they are also permitted to withdraw such Notes after midnight, New York City time, on Monday, July 12, 2021, in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 11:59 a.m., New York City time, on June 15, 2021 the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn.

You may exercise the Put Right with respect to Notes previously withdrawn from the Put Right by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on June 14, 2021.

5.    Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to 11:59 a.m., New York City time, on June 15, 2021, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Right is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of June 15, 2021 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to purchase all of the Notes is $402,409,000.

6.    Notes Acquired. Any Notes purchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.    Plans or Proposals of the Company. Except as described below, neither the Company nor the directors or executive officers of the Company currently has any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Put Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

On April 19, 2021, we announced plans to separate into two independent publicly traded companies, J2 Global and Consensus, through the Spin-Off. The Company has not yet set a record date for the distribution of the shares of Consensus to the stockholders of the Company. Consensus will primarily comprise the Cloud Fax business that is currently part of the Cloud Services division of the Company. Following the proposed transaction, the Company will continue its strategy of building a leading internet platform focused on key verticals, including technology and gaming, healthcare, shopping and tools and services for small and medium businesses. The Notes will remain obligations of the Company.

The Spin-Off is subject to certain conditions, including, among others, obtaining final approval from the Company’s Board of Directors, receipt of a favorable ruling with respect to the tax-free nature of the transaction for federal income tax purposes and the effectiveness of a registration statement on Form 10.

In connection with the proposed Spin-Off, the Company currently intends to call the Notes for redemption, which may be redeemed at the option of the Company beginning June 20, 2021 on certain terms as set forth in Section 2.7 above. When and if the Company calls the Notes for redemption, it will send a redemption notice in accordance with the terms of the Indenture. This document is not a redemption notice.

8.    Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Put Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Put Right Notice as Annex B.

9.    Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Notes:

•	the Indenture, dated as of June 10, 2014, between the Company and the Trustee; and

•

the First Supplemental Indenture, dated as of June 17, 2014, between the Company and the Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 17, 2014).

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes.

10.    Certain United States Federal Income Tax Considerations.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to exercise of the Put Right by a Holder that holds the Notes as “capital assets” (generally, property held for investment). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to a Holder in light of its particular circumstances or Holders subject to special treatment under U.S. federal income tax law, such as:

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	banks, insurance companies, and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or residents of the United States;

•	persons holding the Notes as part of a “straddle,” conversion, or other integrated transaction;

•	a person that purchased or sells Notes as part of a wash sale for tax purposes; or

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Each Holder is urged to consult its tax advisor concerning the U.S. federal income tax considerations to such Holder in light of its particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes is urged to consult its tax advisor regarding the tax considerations generally applicable to such partner of the exercise of the Put Right.The Indenture provides that we and every Holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Notes as indebtedness that is subject to the Regulations governing contingent payment debt instruments. The discussion below assumes that such treatment will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A U.S. Holder that exercises the Put Right will generally recognize gain or loss equal to the difference between (i) the Repurchase Price and (ii) such U.S. Holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of such Notes, increased by interest accruals previously included in income by such U.S. Holder (taking into account any positive or negative adjustments to such interest accruals relating to an acquisition of the Notes at a price different than their adjusted issue price) and by any deemed dividends previously included in income by such U.S. holder is respect of the Notes, and reduced by any interest payments previously made to such U.S. Holder. Any such gain will be ordinary income and any such loss will be ordinary loss to the extent of such U.S. Holder’s previous interest inclusions in respect of the Notes (taking into account any positive or negative adjustments relating to an acquisition of the Notes at a price different than their adjusted issue price), and thereafter capital loss (which will be long-term if the Notes have been held for more than one year). The deductibility of capital losses is subject to limitations

Tax Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. For purposes of this discussion, a “Non-U.S. Holder” is a is a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a nonresident alien of the United States;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

“Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the Notes and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the exercise of the Put Right.

Subject to the discussion below concerning backup withholding, the payment of the Repurchase Price to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•

the Non-U.S Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•

certain certification requirements have been fulfilled with respect to such Non-U.S. Holder. These certification requirements generally will be fulfilled if the Non-U.S. Holder certifies on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and income on the Note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, provided that the Non-U.S. Holder provides a properly executed IRS Form W-8ECI to us or the applicable withholding agent. Such Non-U.S. Holders will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These Holders should consult their own tax advisors with respect to the U.S. tax consequences of the exercise of the Put Right including, in the case of a Non-U.S. Holder that is a corporation, the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The payment of the Repurchase Price to noncorporate U.S. Holders will generally be subject to information reporting to the IRS. A U.S. Holder will be subject to backup withholding on such payment unless the U.S. Holder provides the applicable withholding agent with a correct taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding.

In general, the payment of interest to Non-U.S. Holders are subject to reporting on IRS Form 1042-S. The payment of the Repurchase Price to a Non-U.S. Holder would not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Tax Consequences to Non-U.S. Holders” are satisfied or the Non-U.S. Holder otherwise establishes an exemption.

The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE

RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR PUT RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

11.    Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information can be inspected and obtained by visiting the EDGAR database on the SEC’s website (http://www.sec.gov). Copies of such material can be obtained, for a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Put Right Notice some of the information that we file, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Put Right Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

•	the Company’s Quarterly Report on Form 10-K for the quarterly period ended March 31, 2021, filed with the SEC on May 10, 2021; and

•	The Company’s Current Reports on Form 8-K, filed on February 12, 2021, April 9, 2021 and May 10, 2021.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Put Right Notice, we will amend the Schedule TO accordingly.

12.    No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Right.

13.    Definitions. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.    Conflicts. In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its board of directors, employees, advisors or representatives, the Trustee or the Paying Agent is making any representation or recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

ANNEX A

FORM OF REPURCHASE NOTICE

To: J2 Global, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from J2 Global, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and requests and instructs the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price from the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

A-1

ANNEX B

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

OF THE COMPANY

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title
Richard S. Ressler	Chairman of the Board of Directors
Vivek Shah	Chief Executive Officer and Director
Douglas Y. Bech	Director
Sarah Fay	Director
W. Brian Kretzmer	Director
Jonathan Miller	Director
Stephen Ross	Director
Pamela Sutton-Wallace	Director
Scott C. Taylor	Director

Executive Officers who are not Directors

Name	Title
R. Scott Turicchi	President and Chief Financial Officer;
Jeremy D. Rossen	Executive Vice President, General Counsel and Secretary
Steve Dunn	Chief Accounting Officer

The business address of each person set forth above is c/o J2 Global, Inc., at 700 S. Flower Street, 15th Floor, Los Angeles, California 90017, and the telephone number there is (323) 860-9200.

B-1